Exhibit 5.2

May 19, 2026
Norton Rose Fulbright US LLP
1045 W. Fulton St., Suite 1200
Chicago, IL 60607
Optimi Health Corp.
269 David Brown Way	Tel +1 312 964 7800
Princeton, B.C. V0X 1W0	Fax +1 312 964 7799
Canada	nortonrosefulbright.com

Ladies and Gentlemen:

Re:	Optimi Health Corp. – Underwriter Warrants

We have acted as special United States legal counsel to Optimi Health Corp., a corporation incorporated under the Business Corporations Act (British Columbia) (the “Company”), in connection with the Company’s Registration Statement on Form F-1, as amended (File No. 333-290086) (the “Registration Statement”), initially filed with the United States Securities and Exchange Commission (the “Commission”) on September 5, 2025 and that certain underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Joseph Gunnar & Co., LLC, as representative of the several underwriters named therein (the “Representative”), with respect to the issuance of warrants (the “Underwriter Warrants”) to the Representative (and/or its designees) for the purchase of common shares, no par value, of the Company (the “Common Shares”), representing 4.0% of the aggregate number of Common Shares sold in the underwritten offering (the “Offering”) pursuant to the Underwriting Agreement and registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement, at an initial exercise price per Common Share equal to 120% of the initial public offering price in the Offering. The Common Shares issuable upon exercise of the Underwriter Warrants are referred to herein as the “Underwriter Warrant Shares.”

We understand that the Underwriter Warrants are to be issued to the Representative pursuant to the Underwriting Agreement filed as an exhibit to, and as described in, the Registration Statement.

Subject to the limitations set forth herein, we have made such examination of laws and regulations as we have deemed necessary or appropriate for the purposes of expressing the opinion set forth in this letter, and we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including, without limitation: (i) the Registration Statement and the exhibits thereto, (iv) the Underwriting Agreement, and (ii) the form of the Underwriter Warrants.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies, and the accuracy and completeness of all documents and records reviewed by us. We have also assumed the legal capacity and competency of all natural persons, the genuineness and authenticity of the signatures of persons signing all documents in connection with which this opinion is rendered, including electronic signatures, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents, including, without limitation, the Underwriting Agreement and the Underwriter Warrants, by all parties thereto, including, without limitation, the Company (other than the due execution and delivery of the Underwriter Warrants by Company under New York law to the extent New York law is applicable to the execution and delivery thereof). As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations and warranties of officers and other representatives of the Company and others, including, without limitation, those contained in the Underwriting Agreement and the Underwriter Warrants.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, assuming the Underwriting Agreement and the Underwriter Warrants will have been duly authorized, executed and delivered by the parties thereto, when issued and delivered in accordance with the terms of the Underwriting Agreement, including payment therefor, the Underwriter Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Optimi Health Corp.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, including indemnification or contribution, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the internal laws of the State of New York. We advise you that certain issues addressed by this letter are governed in whole or in part by laws other than those of the internal laws of the State of New York, all of which are assumed for purposes of this opinion and/or to the extent required in order to render the opinion set forth herein, to have been complied with, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern, or whether such other laws have been complied with.

We express no opinion herein, and the opinion expressed herein does not purport to cover, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Underwriter Warrants or the Underwriter Warrant Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date hereof should the circumstances or present laws of the State of New York be changed by legislative action, judicial decision or otherwise after the date hereof, even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP